Exhibit 99.1

AMERICAN PACIFIC CORPORATION

News Release
Contact: John R. Gibson — (702) 735-2200 ext. 124
E-mail: InvestorRelations@apfc.com Website: www. apfc.com
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AMERICAN PACIFIC ANNOUNCES EXTENSION OF ATK PRICING AGREEMENT TO 2013
LAS VEGAS, NEVADA, April 10, 2006 — American Pacific Corporation (the “Company”) (NASDAQ: APFC) today announced that, effective April 5, 2006, it entered into Modification #3 to the Thiokol Long Term Pricing Agreement (the “Amendment”) with ATK Thiokol (“ATK”). The Amendment extends the term, from 2008 to 2013, of the Company’s original agreement to maintain ready and qualified capacity for the supply of Ammonium Perchlorate (“AP”) to ATK, under which ATK will continue, with certain exceptions, to purchase all of its AP requirements from the Company. The Amendment also establishes AP pricing at annual volumes of AP ranging from 3 million to 20 million pounds.
John R. Gibson, Chief Executive Officer and President of the Company said, “We have a long-standing and valued relationship with ATK for the supply of our AP products. I am pleased to extend that through 2013.”
About American Pacific Corporation
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide and other energetic products used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates and other energetic chemicals as well as Halotron and water treatment equipment (PSI) are manufactured at the Wecco division in Cedar City, Utah. The in-space propulsion business, Ampac-ISP, is located at Niagara Falls, New York, and Westcott in the U.K. American Pacific also participates in a joint venture packaged explosive manufacturer, Energetic Systems, Inc. (ESI) with facilities in Hallowell, Kansas and Oklahoma City, Oklahoma. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results of the Company, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks regarding changes in spending by NASA or the U.S. Government, our ability to perform profitably under fixed price contracts, our ability to maintain appropriately qualified production facilities, our ability to perform to customer specifications and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to Item 1A of the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 and the

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Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
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